Exhibit 99.1

PRESS RELEASE
Synthesis Energy Systems Demonstrates Stable and
Efficient Operations at Hai Hua on Lignite Coal
HOUSTON, Texas, October 26, 2009 — Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global energy and gasification technology company, announced today that its 95%-owned Hai Hua joint venture project in Shandong Province, China, has completed a successful commercial-scale demonstration using lignite coal from the Inner Mongolia region of China. SES demonstrated its ability to efficiently process lignite coal in response to the significant interest it is receiving from various parties in China, Australia and India that wish to build coal to energy projects which can take advantage of the lower costs associated with low rank coals.
Lignite and sub-bituminous coals are abundant in many regions of the world and are typically the lowest cost coals to mine. In China for example, these lignite coals can cost up to 75% less on a thermal basis than more widely used bituminous coals. This savings can be translated into compelling economics for coal based energy and chemical projects.
“This was an important demonstration that further validates the U-GAS® technology’s capability to operate efficiently on lignite coals which can be quite difficult for most other gasification technologies. Inner Mongolia holds China’s largest coal reserves and is China’s largest coal producer and is rich in lignite and sub-bituminous coals, offering tremendous growth opportunities for companies that can efficiently process this fuel,” stated SES’ President and CEO, Robert Rigdon. “We were able to host multiple parties through the plant during this two week demonstration test. I believe that giving our future partners and customers the ability to walk through our plant and see first-hand for themselves how well we can operate on this fuel gives them a lot of confidence. The common denominator amongst the visiting companies has been their interest in finding an efficient way to unlock the value of low rank coals to make high value products such as substitute natural gas, gasoline, power, hydrogen and steam for industrial applications,” Rigdon added.
Francis Lau, SES’ Chief Technology Officer, stated “We have been running with the lignite fuel for the past two weeks and during this entire demonstration our plant continued to supply specified quality syngas to Hai Hua without interruptions. Our gasifier operated very well on the lignite, achieving a high 96% conversion efficiency and without producing undesirable tars and oils. U-GAS® technology has significant pilot unit experience operating on lignite coals; however, this successful commercial-scale demonstration of lignite operation in a U-GAS® gasifier is a major milestone for the technology. I also believe that this test clearly demonstrates that U-GAS® is a uniquely flexible, reliable and high performance coal gasification system which will give project owners confidence over the life of their projects.”
Overall plant availability for the last quarter to date is over 95% and has met the Hai Hua syngas demand and quality requirements over 98% of the time. Since its commissioning, the Hai Hua Joint venture has demonstrated its ability to efficiently gasify a wide range of fuels including coal washing wastes with an ash content of up to 45%, a variety of run of mine bituminous coals, a high ash sub-bituminous coal from the Yima Coal Industry Group, and now lignite from the Baiyinhua region of Inner Mongolia.

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia. The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of the business and operations, plant expansion and growth of the quantity of methanol production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, our ability to reduce operating costs, the limited history and viability of our technology, the effect of the current international financial crisis on our business, commodity prices and the availability and terms of financing opportunities, our results of operations in foreign countries and our ability to diversify, our ability to maintain production from our first plant in the Hai Hua joint venture project, approvals and permits for our Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, and the sufficiency of internal controls and procedures. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
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Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610